EX-99.h.1.ii

AMENDED AND RESTATED EXHIBIT 1

to

AMENDED AND RESTATED

Mutual Fund Services Agreement

(dated December 15, 2007, as amended)

This Amended and Restated Exhibit 1 to the Amended and Restated Mutual Fund Services Agreement between OPTIMUM FUND TRUST and DELAWARE INVESTMENTS FUND SERVICES COMPANY shall apply to the following series:

Optimum Large Cap Growth Fund	Optimum Large Cap Value Fund
Optimum Small-Mid Cap Growth Fund	Optimum Small-Mid Cap Value Fund
Optimum International Fund	Optimum Fixed Income Fund

I. Administrative Services

For all Administrative Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee as follows:

Administrative Services Fee (as a percentage of average daily net assets)

0.0525% of assets up to $7.5 billion

0.0475% of assets from $7.5 billion to $10 billion

0.0425% of assets from $10 billion to $12 billion

0.0375% of assets from $12 billion to $14 billion

0.0325% of assets over $14 billion

Administrative Services: Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, the following: postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not the Company’s employees, trade association dues, and other expenses properly payable by the Funds.

II. Transfer Agency Services

For all Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as compensation for its services rendered hereunder a fee as follows:

Transfer Agency Services Annual Account Fee (as a percentage of average daily net assets)
0.16%, subject to a minimum fee of $2,000 per class per Fund each month

The Investment Company will also bear and pay directly its allocable portion of expenses related to Transfer Agency Services provided by BNY Mellon Investment Servicing (US) Inc.

Transfer Agency Services: Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

III. Payment

Payment is due thirty days after the date of the invoice.

AGREED AND ACCEPTED:

As of April 1, 2024

OPTIMUM FUND TRUST,		DELAWARE INVESTMENTS FUND
On behalf of each of its series		SERVICES COMPANY

By:	/s/ Daniel Geatens	By:	/s/ Richard Salus
	Name: Daniel Geatens		Name: Richard Salus
	Title: Chief Financial Officer		Title: Senior Vice President